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                                                                  Exhibit 23.1


CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Amendment No. 4 to Registration Statement No. 333-69957 of Burnham Pacific Properties, Inc. on Form S-3 of our reports dated February 23, 1999 (March 9, 1999 as to paragraph 4 of Note 18) appearing in the Annual Report on Form 10-K 405, as amended on April 30, 1999 and June 11, 1999, of Burnham Pacific Properties, Inc. for the year ended December 31, 1998, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP


San Diego, California
June 28, 1999